Exhibit 99.1
MEADOWBROOK INSURANCE GROUP, INC.
(NYSE — MIG)

CONTACT:	Karen M. Spaun, SVP & Chief Financial Officer, (248) 204-8178 Holly Moltane, Director of External Financial Reporting, (248) 204-8590

MEADOWBROOK INSURANCE GROUP, INC.
AND PROCENTURY CORPORATION CLOSE MERGER
SOUTHFIELD, MICHIGAN
July 31, 2008
Meadowbrook Insurance Group, Inc. (NYSE: MIG), a specialty property and casualty insurance holding company based in Southfield, Michigan, announced today that the merger of ProCentury Corporation, a Columbus, Ohio-based specialty property and casualty insurance holding company has been finalized and closed.
Meadowbrook’s President and Chief Executive Officer, Robert S. Cubbin, stated: “We are pleased to have closed on the merger with ProCentury. The diverse products and distribution systems of our two specialty lines insurance companies will create opportunities and synergies that did not exist prior to the merger.”
Meadowbrook has long been known for its program expertise, while ProCentury has earned a reputation for an expansive and ever-growing portfolio of products in the excess and surplus lines markets. The combined strategy of the two companies is to create an organization that remains a full-service specialty lines company with a program focus that now offers full-service excess and surplus lines capabilities.
There are very few redundancies between the two firms. Meadowbrook’s programs and ProCentury’s products and wholesale agent distribution systems do not overlap, and the expertise in each organization will remain intact. There will also be very little in the way of integration challenges as the firms’ cultures, technology and commitment to customer service closely mirror one another’s.
Added Christopher J. Timm, President of Century Surety Company, “We look forward to joining the Meadowbrook family and the future opportunities and expertise this partnership will offer our team, agents, clients and the risk management industry.”
Subject to the terms of the Merger Agreement, each outstanding common share of ProCentury was converted into the right to receive either $20.00 in cash, or 2.500 shares of Meadowbrook common stock. Meadowbrook paid approximately $99.2 million in cash and issued approximately 21.2 million shares of Meadowbrook common stock, for a total purchase price of approximately $220.5 million, in exchange for the cancellation of all the outstanding common shares of ProCentury. Shareholders of ProCentury Corporation who have questions may call the Information Agent, The Altman Group, at (800) 499-6377.
About Meadowbrook Insurance Group
A leader in the specialty program management market, Meadowbrook is a risk management organization, specializing in alternative risk management solutions for agents, professional/trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.
About ProCentury Corporation
ProCentury Corporation is a specialty property and casualty insurance holding company based in Columbus, Ohio. Its subsidiary, Century Surety Company, underwrites property and casualty insurance for small and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents. For further information on ProCentury, please visit www.procentury.com.

PRESS RELEASE	PAGE 2

This release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the benefits of the merger, including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. Meadowbrook intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Meadowbrook, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. Meadowbrook’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of Meadowbrook and its respective subsidiaries include, but are not limited to: the risk that the businesses of Meadowbrook in connection with the merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; and customer and employee relationships and business operations may be disrupted by the merger. Other factors that could cause Meadowbrook’s actual results to differ materially from those expressed or implied are discussed under “Risk Factors” in its most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). Meadowbrook does not undertake any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.